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                                                                  Exhibit 4.5(b)

                              AMENDMENT NO. 1 TO
                             FACILITIES AGREEMENT


          THIS AMENDMENT NO. 1 TO FACILITIES AGREEMENT (this "Agreement") is made as of the 28th day of February, 1997, among BOSTON CHICKEN, INC. (the "Company"), BANK OF AMERICA ILLINOIS, as agent for the Lenders and the Issuing Lender (in such capacity, together with its successors and assigns, the "Loan Agent"), and GENERAL ELECTRIC CAPITAL CORPORATION, for itself and as agent for the Lease Participants (in its individual capacity, together with its successors and assigns, the "Lease Agent").

          The parties have heretofore executed that certain Facilities Agreement dated as of December 9, 1996 (the "Facilities Agreement"), and desire to amend the Facilities Agreement as hereinafter set forth. Capitalized terms used herein without definition shall have the meaning given such terms in the Facilities Agreement.

          NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   The Facilities Agreement is hereby amended as follows:

          a. In the definition of "Permitted Changes" in Section 1.1, in clause (iii) thereof the phrase "or any Guarantor" is inserted after the phrase "a failure of the Company".

          b. In Section 3.7, the following provisions are added between the word "accountants" and the immediately following ".":

          ", and to take samples from the air, water, soil or building materials at, on or under any property of the Company or any Subsidiary, which is mortgaged, hypothecated or pledged as Collateral (as such term is defined in the Intercreditor Agreement); provided, that upon the occurrence and during the continuance of a Default, any Creditor may exercise the foregoing rights set forth in this Section at any time and at the expense of the Company."

          c. In Subsection (7) of Section 3.8, the phrase "or any Guarantor" is inserted between the phrases "ability of the Company" and "to perform".

          d. In Subsection (2) of Section 3.10, the phrase "due within 10" is deleted and is replaced with the phrase "made promptly, but in no event later than 5".

          e. In Subsection (2) of Section 4.3, the phrase "which is not a Guarantor" is inserted between the phrases "Restricted Subsidiary" and "may be dissolved".
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          f.   In Subsection (2) of Section 4.8, the following provisions are inserted between the phrase "Financed Subsidiaries or Guarantor" and the first ";" that appears in such Subsection:

          "unless in the case of a Guarantor which is a Special Purpose Subsidiary, such capital stock, partnership units or equity interests are not of a type permitted pursuant to the definition of "Special Purpose Subsidiary"

          g. In Subsection (6) of Section 6.1: (i) in the phrase "Company or any", "or" is changed to "," and (ii) the phrase "or any aggregation of its Subsidiaries which together would constitute a Significant Subsidiary" is inserted between the phrases "its Significant Subsidiaries" and "(a) shall generally not".

          h. In the first sentence of Section 7.10: (i) the phrase ", other Creditors" is inserted between the phrases "Lease Agent" and "and the officers";
(ii) in the phrase "Loan Agent and the Lease Agent", "and" is changed to ","; and (iii) the phrase "and other Creditors" is inserted between the phrase "Lease Agent" and ", (collectively, the "Indemnitees")".

     2. The parties hereto acknowledge and agree that the provisions of the Facilities Agreement (as amended hereby) are in no way intended to diminish any rights of the Lease Agent or Lease Participants under the 1996 Master Lease Agreement or diminish any obligations of the Lessee under the 1996 Master Lease Agreement. In the event of any inconsistencies between the provisions of the Facilities Agreement (as amended hereby) and the 1996 Master Lease Agreement in connection with any such rights or obligations with respect to the Lease Assets (as such term is defined in the 1996 Master Lease Agreement), the provisions of the 1996 Master Lease Agreement shall control with respect to the parties thereto. The parties hereto acknowledge and agree that the provisions of the Facilities Agreement (as amended hereby) are in no way intended to diminish any rights of the Loan Agent or Lenders under the Credit Agreement or diminish any obligations of the Borrower under the Credit Agreement. In the event of any inconsistencies between the provisions of the Facilities Agreement (as amended hereby) and the Credit Agreement in connection with any such rights or obligations with respect to the Collateral (as such term is defined in the Credit Agreement), the provisions of the Credit Agreement shall control with respect to the parties thereto.

     3. Except as expressly set forth herein, the Facilities Agreement remains unmodified and in full force and effect.

     4. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE) INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

     5. This Amendment may be executed in any number of counterparts, each of which taken together shall constitute one and the same agreement.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.
1 to Facilities Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              BOSTON CHICKEN, INC.

                              By: /s/ Bernadette Dennehy
                                  ----------------------------------------------
                              Name:   Bernadette Dennehy
                                    --------------------------------------------
                              Title:  Vice President
                                     -------------------------------------------


                              BANK OF AMERICA ILLINOIS,
                                 as Loan Agent

                              By: /s/ David A. Johanson
                                  ----------------------------------------------
                              Name:   David A. Johanson
                                    --------------------------------------------
                              Title:  Vice President
                                     -------------------------------------------


                              GENERAL ELECTRIC CAPITAL
                                 CORPORATION, as Lease Agent

                              By: /s/ David Avigdor
                                  ----------------------------------------------
                              Name:   David Avigdor
                                    --------------------------------------------
                              Title:  Transaction and Syndication Senior Manager
                                     -------------------------------------------

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